Exhibit 15.1

April 25, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by China Life Insurance Company Limited (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16.F of Form 20-F, as part of the Form 20-F of China Life Insurance Company Limited dated April 25, 2014. We agree with the statements concerning our Firm in such Form 20-F.

Very truly yours,

PricewaterhouseCoopers

PricewaterhouseCoopers, 22/F, Prince’s Building, Central, Hong Kong

T: +852 2289 8888, F:+852 2810 9888, www.pwchk.com

Exhibit 15.1

ITEM 16F. CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT.

On December 21, 2012, our board of directors resolved, as recommended by our audit committee, to propose to appoint Ernst & Young as the Company’s independent registered certified public accountant. At the first extraordinary general meeting of the Company held on February 19, 2013, the shareholders of the Company approved the appointment of Ernst & Young as the Company’s independent registered certified public accountant effective for the fiscal year ending December 31, 2013. PricewaterhouseCoopers was responsible for the audit work of the Company for the fiscal year ended December 31, 2012. We reported the change in our independent registered certified public accountant on Form 6-K filed with the SEC on February 19, 2013. The change was made due to relevant PRC rules issued by the MOF limiting the term of service of audit firms continuously engaged by a PRC financial institution.

The reports of PricewaterhouseCoopers on our consolidated financial statements for the two fiscal years ended December 31, 2011 and 2012 contain no adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two fiscal years ended December 31, 2011 and 2012, and the subsequent interim period through June 5, 2013, the date of resignation of PricewaterhouseCoopers, there have been no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused it to make reference thereto in their reports on the consolidated financial statements for such years.

During the two fiscal years ended December 31, 2011 and 2012, and the subsequent interim period through June 5, 2013, there have been no reportable events requiring disclosure pursuant to Item 16F(a)(1)(v) of Form 20-F.

We provided a copy of the above disclosure under this Item 16F to PricewaterhouseCoopers and requested that PricewaterhouseCoopers furnish a letter addressed to the SEC stating whether it agrees with the above statements, and if not, stating the respects in which it does not agree. A copy of the letter from PricewaterhouseCoopers addressed to the SEC, dated April 25, 2014, is filed as Exhibit 15.1.

During the two fiscal years ended December 31, 2011 and 2012, and the subsequent interim period prior to our engagement of Ernst & Young, neither we nor anyone on our behalf consulted Ernst & Young regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, or (ii) any matter that was either the subject of a disagreement with Ernst & Young or a reportable event. Also, during the two fiscal years ended December 31, 2011 and 2012, and the subsequent interim period prior to our engagement of Ernst & Young, we have not obtained any written report or oral advice that Ernst & Young concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue.

Exhibit 15.1

As used herein, the term “reportable event” means any of the items listed in paragraphs (a)(1)(v)(A)-(D) of Item 16F of Form 20-F, and the term “disagreement” shall be interpreted in accordance with Item 16F(a)(1)(iv) of Form 20-F and related instructions to Item 16-F of Form 20-F.